                                                             EXHIBIT NO. 99.8(b)

                               MFS SERIES TRUST VI
               500 Boylston Street o Boston o Massachusetts 02116

                                                  As of April 1, 1999


MFS Service Center, Inc.
500 Boylston Street
Boston, MA 02116

Dear Sir/Madam:

         This will confirm our understanding that Exhibit B to the Shareholder Servicing Agent Agreement between us, dated August 10, 1990, as amended, is hereby amended, effective immediately, to read in its entirety as set forth on Attachment 1 hereto.

         Please indicate your acceptance of the foregoing by signing below.

                                              Sincerely,

                                              MFS SERIES TRUST VI

                                              By:  W. THOMAS LONDON
                                                   -----------------------
                                                   W. Thomas London
                                                   Treasurer

Accepted and Agreed:

MFS SERVICE CENTER, INC.


By: JOSEPH W. DELLO RUSSO
    -------------------------
    Joseph W. Dello Russo
    Treasurer

                                                           ATTACHMENT 1
                                                           As of April 1, 1999

                         EXHIBIT B TO THE SHAREHOLDER
                        SERVICING AGENT AGREEMENT BETWEEN
                        MFS SERVICE CENTER, INC. ("MFSC")
                      AND MFS SERIES TRUST VI (the "Fund")

The fees to be paid by the Fund on behalf of its series with respect to all shares of each series of the Fund to MFSC, for MFSC's services as shareholder servicing agent, shall be 0.1000% of the average daily net assets of the Fund, subject to applicable performance-related adjustments.